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                                                                  EXHIBIT 99.l.1


                                [MLB LETTERHEAD]


Nuveen Pennsylvania Investment Quality Municipal Fund
333 West Wacker Drive
Chicago, IL 60606


          RE: NUVEEN PENNSYLVANIA INVESTMENT QUALITY MUNICIPAL FUND REGISTRATION STATEMENT ON FORM N-2
               (REGISTRATION NOS. 333-      AND 811-06265)


Ladies and Gentlemen:

     We are acting as counsel for Nuveen Pennsylvania Investment Quality Municipal Fund (the "Fund"), in connection with the Fund's filing of a registration statement on Form N-2 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of 880 authorized but unissued shares of Municipal Auction Rate Cumulative Preferred Shares, of Series T, $.01 par value per share, with a liquidation preference of $25,000 per share, of the Fund (the "MuniPreferred"). In that capacity, we have examined such corporate records, certificates and other documents, and have made such other factual and legal investigations as we have deemed necessary and appropriate for the purposes of this opinion.

     Based upon the foregoing, it is our opinion that:


     (1) The Fund is validly existing as a business trust in good standing under the laws of the Commonwealth of Massachusetts.

     (2) The MuniPreferred, when issued and delivered by the Fund pursuant to and upon satisfaction of the conditions in, the Purchase Agreement against payment of the consideration set forth therein, will be legally issued, fully paid and non-assessable.


     In giving this opinion we have relied on the opinion of Bingham, Dana & Gould, special Massachusetts counsel to the Fund. We hereby consent to the filing of this opinion as Exhibit 1 to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the prospectus contained in the Registration Statement.



                              Very truly yours,


                              MORGAN LEWIS & BOCKIUS LLP